Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF Nº 76.535.764/0001-43

NIRE 33.30029520-8

Publicly-held company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization, in accordance with the terms provided in Section 12 of the CVM Instruction No. 358/02, it hereby announces that it received, yesterday, correspondence from Banco Nacional de Desenvolvimento Econômico e Social – BNDES (National Bank for Economic and Social Development) with the following information transcribed:

To

Oi S.A.

At: Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Director

Leblon – Rio de Janeiro, 425- 8th Floor.

ZIP CODE 22430-190

REF.: Sale of relevant shareholding participation- Section 12 of CVM Instruction No. 358/02

The Banco Nacional de Desenvolvimento Econômico e Social- BNDES (“BNDES”) (National Bank for Economic and Social Development), federal public company headquartered at Brasília, Distrito Federal, at Centro Empresaria Parque Cidade, Setor Comercial Sul- SCS, Quadra 9, Torre C, 12th floor and its service office at Rio de Janeiro city, Rio de Janeiro state, at Avenida República do Chile No. 100, enrolled in CNPJ/MF under the No. 33.657.248/0004-21, and BNDES PARTICIPAÇÕES S.A.- BNDESPAR (“BNDESPAR”), BNDES’ integral subsidiary, headquartered at Brasília, Distrito Federal, at Centro Empresaria Parque Cidade, Setor Comercial Sul- SCS, Quadra 9, Torre C, 12th floor and its service office at Rio de Janeiro city, Rio de Janeiro state, at Avenida República do Chile No. 100, enrolled in CNPJ/MF under No. 00.383.281/00001-09, announces that, under the terms provided in Section 12 of the CVM Instruction No. 358/02 (“CVM Instruction No. 358/02”) and of the OFÍCIO-CIRCULAR/CVM/SEP/No. 001/2017, because BNDESPAR did not exercise its right of preference to the subscription of common shares to be issued in the capital increase, through the Capitalization of the Unsecured Credits of the Qualified Bondholders, as approved by Oi S.A’s Board of Directors, in March 05, 2018, it maintains the ownership of 38,254,636 common shares of the Company, having exceeded the 5% threshold of the Company’s total common shares issuance.

We request the information be provided to the market, according to terms provided in the CVM Instruction 358.

Best regards,

Rafael Caminha Marchesisni

Chief of the Monitoring and Holding Management Department

Holding Management Area of BNDES

Rio de Janeiro, August 03, 2018

Oi S.A.- In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Director